Exhibit 5.1

Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 +1 212 909 6000

May 22, 2015

MBIA Inc.

1 Manhattanville Road

Purchase, NY 10577

Registration Statement on Form S-3

of MBIA Inc.

(Registration No. 333-190737)

Ladies and Gentlemen:

We have acted as special counsel to MBIA Inc., a Connecticut corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (Registration No. 333-190737) (the “Registration Statement”) and the Prospectus Supplement, dated May 18, 2015 (the “Prospectus Supplement”, to the Prospectus, dated August 20, 2013, relating to a public offering of 27,250,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), to be sold by certain stockholders of the Company (the “Selling Stockholders”) referred to in the Prospectus Supplement (the “Shares”) pursuant to an underwriting agreement, dated May 18, 2015, between the Company, BTIG, LLC, as the underwriter, and the Selling Stockholders named in Schedule I thereto (the “Underwriting Agreement”).

In rendering the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company, the Selling Stockholders and such other instruments and certificates of public officials, officers and representatives of the Company, the Selling Stockholders and other persons as we have deemed necessary or appropriate for the purposes of such opinion, (b) examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company, the Selling Stockholders and other persons delivered to us and (c) made such investigations of law as we have deemed necessary or appropriate as a basis for this opinion. In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted

MBIA Inc.	2	May 22, 2015

to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, and (iv) the legal capacity of all natural persons executing documents.

Based upon and subject to the foregoing qualifications and limitations hereinafter set forth, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part thereof. In giving such consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

We are members of the bar of the State of New York. We express no opinion as to the laws of any other jurisdiction. In rendering the opinion expressed above, we have relied on all matters relating to the laws of the State of Connecticut on the opinion of Day Pitney LLP, delivered to you today.

Very truly yours,

/s/ Debevoise & Plimpton LLP